UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 3, 2012

Motorcar Parts of America, Inc.
(Exact Name of Registrant as Specified in Its Charter)

New York	001-33861	11-2153962
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2929 California Street, Torrance CA	90503
(Address of Principal Executive Offices)	(Zip Code)

(310) 212-7910
(Registrant’s telephone number including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 3, 2012, Motorcar Parts of America, Inc. (the “Company”) entered into a Stock Repurchase Agreement (the “Agreement”) with Mel Marks, the Company’s founder, a member of the board of directors of the Company and consultant to the Company, and Melmarks Enterprises LLLP, a limited liability partnership controlled by Mr. Marks (the “Shareholders”), which, among other things, provides the Shareholders, on or prior to February 28, 2013, with the option to sell up to $300,000 of the Company’s common stock held by the Shareholders (the “Shares”) at a purchase price that is 10% below the average daily closing price per share of the Company’s common stock for the five (5) consecutive trading days immediately preceding the date of the notice of sale.  A copy of the Agreement is being filed as an exhibit to this Form 8-K.

On December 3, 2012, in connection with the transaction described above, the Company amended its existing Financing Agreement (as amended to date, the “Financing Agreement”) by entering into the Fourth Amendment to Financing Agreement (the “Cerberus Fourth Amendment”) with the lenders party thereto, Cerberus Business Finance, LLC (“Cerberus”), as collateral agent, and PNC Bank, National Association, as administrative agent.  The Cerberus Fourth Amendment permits the Company to repurchase the Shares pursuant to the Agreement.  A copy of the Cerberus Fourth Amendment is being filed as an exhibit to this Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

To the extent applicable, the information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

d) Exhibits.

Exhibit No.	Description

10.1	Stock Repurchase Agreement, dated as of December 3, 2012, by and among Motorcar Parts of America, Inc., Mel Marks and Melmarks Enterprises LLLP.

10.2
Fourth Amendment to Financing Agreement, dated as of December 3, 2012, among Motorcar Parts of America, Inc., each lender from time to time party thereto, Cerberus Business Finance, LLC, as collateral agent, and PNC Bank, National Association, as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Motorcar Parts of America, Inc.

Date: December 5, 2012	By:	/s/ David Lee
David Lee
Chief Financial Officer